STAR BANC
CORPORATION


425 Walnut Street
Cincinnati, Ohio 45202



NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 14, 1998

Dear Star Banc Corporation Shareholders:

	The Annual Meeting of Shareholders of Star Banc Corporation ("Corporation") will be held in the TAFT BALLROOM ON THE THIRD FLOOR OF THE WESTIN HOTEL, Fifth and Walnut Streets, Cincinnati,
Ohio, on Tuesday, April 14, 1998, at 11:00 a.m. The purpose of the meeting is to consider and act on the following:

	1.	To elect six directors for three year terms ending in the
year 2001.

	2.	To amend Article Fourth of the Articles of Incorporation to
increase the number of authorized shares of common stock, $5.00 par value, from 200,000,000 to 400,000,000.

	3.	To transact any other business that may properly come before the Annual Meeting.

	Shareholders who are of record at the close of business on February 19, 1998, are entitled to vote at the meeting.

	Shareholders are cordially invited to attend the meeting.  IF
YOU WISH TO ATTEND THE MEETING BUT YOUR SHARES ARE HELD IN THE
NAME OF A BROKER, TRUST, BANK OR OTHER NOMINEE, PLEASE BRING A PROXY
OR LETTER FROM THE BROKER, TRUSTEE, BANK OR NOMINEE WITH YOU TO CONFIRM YOUR BENEFICIAL OWNERSHIP OF THE SHARES. Please complete, execute and return the enclosed Proxy in the postage paid envelope whether or not you plan to attend so that your shares may be represented at the meeting.
If you attend the meeting, you may revoke your Proxy and vote in person if you choose.


                                     By order of the Board of Directors,



                                               Jennie P. Carlson
                                             Senior Vice President,
                                         General Counsel and Secretary


Cincinnati, Ohio
March 3, 1998

YOUR VOTE IS IMPORTANT.  PLEASE EXECUTE AND RETURN THE ENCLOSED
PROXY PROMPTLY WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING.


STAR BANC
CORPORATION

425 Walnut Street
Cincinnati, Ohio 45202



PROXY STATEMENT



GENERAL INFORMATION

	This Proxy Statement is provided with the solicitation of proxies for the Board of Directors of Star Banc Corporation, (the "Corporation"), for use at the Annual Meeting of Shareholders to be held on April 14, 1998. A Notice of Annual Meeting is attached and a form of proxy is enclosed. These proxy materials are first being mailed to shareholders of the Corporation on or about March 3, 1998.


THE PROXY

	The persons named as proxies were selected by the Board of Directors of the Corporation.

	When a proxy in the enclosed form is properly executed and returned, the shares it represents will be voted at the meeting. Any shareholder who gives a proxy may revoke or revise that proxy at any time before the meeting by giving written notice to the Corporation's Secretary, by executing and returning a later dated proxy or by voting by ballot at the meeting.

	The Corporation pays the cost to solicit proxies. In addition to soliciting proxies by mail, directors, officers and regular employees of the Corporation may solicit proxies by telephone or in person without additional compensation. The Corporation may request banks, brokerage houses or other custodians, nominees or fiduciaries to solicit proxies and will reimburse those entities reasonable expenses for such solicitation.


OUTSTANDING VOTING SECURITIES AND PRINCIPAL HOLDERS

	94,904,304 shares of the Corporation's Common Stock, par value $5.00, (the "Common Stock") were outstanding on the close of
business on February 19, 1998, (the "Record Date").   Each of
those shares is entitled to one vote on each matter submitted at the meeting. Only shareholders of record at the close of business on the Record Date are entitled to vote at the meeting.

	The following table lists the holdings of the only persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) known by the Corporation to be the beneficial owners of more than five percent (5%) of its outstanding Common Stock on December 31, 1997.

Name of                                        Shares Beneficially
Beneficial Owner       Address                        Owned         Percent of Class

Western Southern Life  400 Broadway                 7,636,215             8.95%
Insurance Co.          Cincinnati, Ohio 45202

Star Bank, N.A. (1)    425 Walnut Street            4,623,780             5.42%
Trust Division         Cincinnati, Ohio 45202

(1)	Star Bank, N.A., acting in its fiduciary capacity under
numerous governing instruments as sole fiduciary or
co-fiduciary, has sole or shared voting and/or investment
decision authority over a total of 4,623,780 shares, or 5.42% of class.  Star Bank, N.A. disclaims any beneficial interest in these shares held in its fiduciary capacity.


	Securities and Exchange Commission Rule 13d-3 defines "beneficial ownership" as voting or investment decision power over shares. Beneficial ownership does not necessarily mean that the holder enjoys any economic benefit from those shares.

	The following table lists information about the beneficial ownership of the Corporation's Common Stock by each Director, the Chief Executive Officer and the next four highest compensated executive officers of the Corporation in all capacities to the Corporation and its subsidiaries during the year ended December 31, 1997 individually, as reported to the Corporation by those persons as of December 31, 1997.



                                     Shares     Shares Held Pursuant to
                                  Beneficially   Deferred Compensation      Percentage
Name                                Owned (1)           Plan(4)            of Ownership

James R. Bridgeland, Jr.            14,748(2)           57,572                 0.08%
Laurance L. Browning                21,100                   -                 0.02%
Victoria B. Buyniski                13,611(2)              798                 0.02%
Joseph A. Campanella               265,035(2)(3)             -                 0.31%
Samuel M. Cassidy                  362,059(2)                -                 0.42%
V. Anderson Coombe                 166,104              77,359                 0.29%
John C. Dannemiller                  5,400(2)           11,912                 0.02%
Richard K. Davis                   249,768(2)(3)         5,502                 0.30%
Jerry A. Grundhofer              1,050,248(2)(3)        54,577                 1.30%
J. P. Hayden, Jr.                  998,178(5)                -                 1.17%
Roger L. Howe                      154,740(2)                -                 0.18%
Thomas J. Klinedinst, Jr.           54,316(2)(6)             -                 0.06%
Jerome C. Kohlhepp                 184,723(3)            9,087                 0.23%
Charles S. Mechem, Jr.              21,255(2)                -                 0.02%
Daniel J. Meyer                      5,700(2)           15,585                 0.02%
David M. Moffett                   192,483(2)(3)        13,767                 0.24%
David B. O'Maley                   263,700(2)(7)           763                 0.31%
O'dell M. Owens, M.D.                1,500              12,132                 0.02%
Thomas E. Petry                      6,900(2)           51,831                 0.07%
Oliver W. Waddell                  364,800(2)                -                 0.43%

Total                            4,396,368             310,885                 5.52%

(1)	Listed shares may include shares held in the name of a
person's spouse, minor children, other relatives and trusts and estates as to which beneficial ownership is disclaimed.

(2)	Includes shares which may be purchased upon exercise of
presently exercisable options or options exercisable in 60 days in the following amounts:  Mr. Bridgeland, 4,500 shares; Ms.
Buyniski, 4,500 shares; Mr. Campanella, 225,982 shares; Mr.
Cassidy, 4,500 shares; Mr. Dannemiller, 4,500 shares; Mr. Davis,
243,750 shares; Mr. Grundhofer, 918,216 shares; Mr. Howe, 4,500 shares; Mr. Klinedinst, 4,500 shares; Mr. Mechem, 4,500 shares;
Mr. Meyer, 4,500 shares; Mr. Moffett, 174,566 shares; Mr.
O'Maley, 4,500 shares; Mr. Petry, 4,500 shares and Mr. Waddell,
750 shares.

(3)	Includes the following shares which are held for the
individual's account in the Corporation's Thrift Savings 401(k)
Plan: Mr. Campanella, 11,790 shares; Mr. Davis, 1,166 shares;
Mr. Grundhofer, 4,316 shares; Mr. Kohlhepp, 14,028 shares; and
Mr. Moffett, 2,607 shares.

(4)	Listed shares are those held pursuant to the Star Banc
Corporation Deferred Compensation Plan (the "Deferred
Compensation Plan"); under the terms of the trust in which they are held such shares are subject to creditors of the Corporation and may not be voted until released to the individual
participants.

(5)	Includes shares which are owned by companies for which Mr.
Hayden serves as Chairman, CEO and Director in the following amounts:  The Midland Company, 41,943 shares; American Family
Home Insurance Company, 452,400 shares; American Modern Home
Insurance Company, 192,000 shares; American Western Home
Insurance Company, 108,600 shares; and American Modern Life
Insurance Company of Ohio, 25,200 shares.

(6)	Includes 4,500 shares which are owned by Thomas E. Wood,
Inc., for which Mr. Klinedinst serves as Chairman and Chief
Executive Officer.

(7)	Includes 240,000 shares which are owned by Ohio National
Life Insurance Company, for which Mr. O'Maley serves as
Chairman, President and Chief Executive Officer.


ELECTION OF DIRECTORS

	The Corporation's Articles of Incorporation provide that the number of directors constituting the Board of Directors shall be not less than nine nor more than twenty-five as determined in accordance with the Code of Regulations from time to time. The Board of Directors is divided into three classes: Class I
(terms expire in 1999), Class II (terms expire in 2000) and
Class III (terms expire in 1998). The Articles of Incorporation provide that nominees for each Class of the Board of Directors are to be elected to serve for a term of three years. The Board of Directors currently consists of seventeen members, with Class
I containing six directors, Class II containing five directors and Class III containing six directors.

	At the 1998 Annual Meeting, six directors in Class III are to be elected to hold office until the Annual Meeting in the year
2001 and until their successors are duly elected and qualified.
All of the nominees are current directors. The persons named in the Proxy intend to vote for the election of these nominees. If any nominee becomes unable to serve, which is not anticipated, the proxies will be voted for any substitute nominee that Management recommends.

The following information concerns the nominees and continuing directors:


CLASS I DIRECTORS
(TERMS EXPIRE IN 1999)

	JAMES R. BRIDGELAND, JR.: born 1929, Director since 1975. Mr. Bridgeland has been a partner in the law firm of Taft, Stettinius & Hollister for more than five years.

	SAMUEL M. CASSIDY: born 1932, Director since 1991. Mr. Cassidy served as an Executive Vice President of the Corporation from 1985 to his retirement in 1994. He was President of Star Bank, N.A., the Corporation's primary subsidiary, from 1984 and its Chief Executive Officer from 1988 to his 1994 retirement.

	V. ANDERSON COOMBE: born 1926, Director since 1963. Mr. Coombe is Chairman of the Board, Treasurer and a Director of Wm. Powell Co. and has served in that capacity for more than five
years.   He is a Director of The Union Central Life Insurance Co.

	CHARLES S. MECHEM, JR.:  born 1930, Director since 1968.  Mr.
Mechem is Chairman of Cincinnati Bell, Inc.   He was
Commissioner of the LPGA from 1991 through 1995. Mr. Mechem was also Chairman of the Board of U.S. Shoe Corporation from April,
1993 to May, 1995. Mr. Mechem is the retired Chairman and CEO of the former Taft Broadcasting Company. He is a Director of AGCO Corporation, Cincinnati Bell, Mead Corporation, Ohio
National Life Insurance Company and J.M. Smucker Company.

	O'DELL M. OWENS, M.D.: born 1947, Director since 1991. Dr. Owens has been Director of Reproductive Endocrinology and Infertility for the Christ Hospital of Cincinnati since 1986.
From 1982 to 1986, Dr. Owens was Assistant Professor of
Obstetrics and Gynecology, Director of the Division of Reproductive Endocrinology and Infertility and Assistant
Professor of Orthopedics at the University of Cincinnati Medical
Center.

	THOMAS E. PETRY: born 1939, Director since 1987. Mr. Petry is Chairman and Chief Executive Officer of Eagle-Picher Industries,
Inc., which he has served in an executive capacity for more than five years. Mr. Petry is also a Director of CINergy, Wm. Powell
Co., Union Central Life Insurance Company and Insilco
Corporation.


CLASS II DIRECTORS
(TERMS EXPIRE IN 2000)

	LAURANCE L. BROWNING, JR.: born 1929, Director since 1970. Mr. Browning was formerly Vice Chairman of Emerson Electric Co., a manufacturer of electrical equipment and controls. Prior to his retirement, he served Emerson Electric Co. in an executive capacity for more than five years. He is a Director of Emerson Electric Co.

	VICTORIA B. BUYNISKI: born 1951, Director since 1991. Ms. Buyniski is Founder, President and Chief Executive Officer of United Medical Resources, Inc. and has served that company in an executive capacity since 1983. Ms. Buyniski is a Director of The Health Alliance and Ohio National Life Insurance Company.

	JERRY A. GRUNDHOFER: born 1944, Director since 1993. Mr. Grundhofer is Chairman, President and CEO of the Corporation and of Star Bank, N.A. and has served Star in an executive capacity since 1993. Mr. Grundhofer is a Director of Arete Associates, the Hennegan Company, Visa U.S.A., Inc. and Visa International.

	J. P. HAYDEN, JR.: born 1929, Director since 1973. Mr. Hayden is Chairman of the Board, Chief Executive Officer and a Director of The Midland Company and has served that company in an executive capacity for more than five years.

	DANIEL J. MEYER: born 1936, Director since 1988. Mr. Meyer is Chairman, President, Chief Executive Officer and a Director of
Cincinnati Milacron, Inc. and has served that company in an executive capacity for more than five years. Mr. Meyer is a Director of E. W. Scripps Co. and Hubbell, Incorporated.


CLASS III DIRECTORS
(NOMINEES FOR TERMS TO EXPIRE IN 2001)

	PAUL M. BAKER: born 1947, Director since 1998. Prior to its acquisition by Star Banc Corporation, Mr. Baker served as Vice
Chairman and Chief Executive Officer of Great Financial
Corporation in Louisville, Kentucky. He served Great Financial in various positions since 1982.

	JOHN C. DANNEMILLER: born 1938, Director since 1990. Mr. Dannemiller is Chairman, Chief Executive Officer and President of Applied Industrial Technologies, formerly known as Bearings, Inc. and has served in that capacity for more than five years.
Mr. Dannemiller is a Director of Lamson & Sessions Co.

	ROGER L. HOWE: born 1935, Director since 1985. Mr. Howe, prior to his retirement September 1, 1997, was Chairman of the Board of U. S. Precision Lens, Inc. Mr. Howe is a Director of
Cincinnati Bell, Inc., Cintas Corporation, Eagle-Picher
Industries, Inc. and Baldwin Piano and Organ Company.

	THOMAS J. KLINEDINST, JR.: born 1942, Director since 1993. Mr. Klinedinst is Chairman and Chief Executive Officer of Thomas
E. Wood, Inc. and has served that company in an executive capacity for more than five years. Mr. Klinedinst is Director and Chairman of Franciscan Health Systems of Ohio Valley and
Director and Treasurer of the Better Business Bureau of
Cincinnati.

	DAVID B. O'MALEY: born 1946, Director since 1995. Mr. O'Maley is Chairman, President and Chief Executive Officer of Ohio
National Life Insurance Company and serves several affiliated affiliates and subsidiaries similarly, and has served in that capacity since 1994. From 1993 to 1994, he was President and Chief Operating Officer and from 1992 to 1993, he was Executive
Vice President and Chief Marketing Officer of Ohio National Life
Insurance Company.

	OLIVER W. WADDELL: born 1930, Director since 1982. Prior to his retirement December 31, 1993, Mr. Waddell was Chairman of the Board of the Corporation and Vice Chairman of Star Bank,
N.A.  Mr. Waddell is a Director of CINergy, Ohio National Life
Insurance Company, and Chiquita Brands International, Inc.

	Several of the nominees and continuing directors served as directors of The First National Bank of Cincinnati (now known as Star Bank, N.A.,) prior to the formation of the Corporation as a bank holding company in 1973 and as directors of the Corporation's predecessor Delaware corporation from the dates listed.


PROPOSAL TO AMEND ARTICLE FOURTH OF THE ARTICLES OF
INCORPORATION OF THE CORPORATION TO INCREASE THE
NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

	The Board of Directors asks you to vote to increase the number of authorized shares of common stock to provide additional shares which can be issued for corporate purposes without further stockholder approval unless required by applicable law, the New York Stock Exchange or any other stock exchange on which the Corporation's shares are traded. The Board asks for this increase in part to compensate for the shares issued in the stock split declared in December, 1996. The purposes for which shares may be issued include the payment of stock dividends, subdivision of outstanding shares through stock splits, effecting future acquisitions or meeting requirements for working capital or capital expenditures. No such transactions are planned by the Corporation at present.

	To the extent that additional shares may be issued on other than a pro rata basis to current shareholders, the present ownership position of current shareholders may be diluted.

	Holders of shares of common stock have no rights of appraisal or similar rights of dissenting shareholders with respect to the proposed increase in the number of authorized shares of common stock.

	THE BOARD OF DIRECTORS INTENDS TO SUBMIT THE FOLLOWING
RESOLUTION TO SHAREHOLDERS FOR ACTION AT THE ANNUAL MEETING:

          RESOLVED:  THAT ARTICLE FOURTH, PARAGRAPH A. OF THE
     ARTICLES OF INCORPORATION OF THE CORPORATION AS PRESENTLY IN
     EFFECT BE AND IS AMENDED AND RESTATED AS FOLLOWS:

          FOURTH: A. THE TOTAL NUMBER OF SHARES OF STOCK WHICH THE CORPORATION SHALL HAVE AUTHORITY TO ISSUE IS FOUR HUNDRED ONE MILLION (401,000,000), OF WHICH ONE MILLION (1,000,000) SHARES SHALL BE SHARES OF PREFERRED STOCK WITHOUT PAR VALUE (HEREINAFTER SOMETIMES REFERRED TO AS "PREFERRED STOCK") AND FOUR HUNDRED MILLION (400,000,000) SHARES SHALL BE SHARES OF COMMON STOCK OF THE PAR VALUE OF FIVE DOLLARS ($5.00) PER SHARE (HEREINAFTER SOMETIMES REFERRED TO AS "COMMON STOCK").

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting is required for adoption. THE BOARD OF DIRECTORS
RECOMMENDS A VOTE "FOR" ADOPTION OF THE AMENDMENT.


COMPENSATION COMMITTEE REPORT

	The Compensation Committee of Star Banc Corporation is composed entirely of independent outside directors and is responsible for setting corporate compensation policy. The goal of the Corporation's compensation program is to attract, motivate, reward and retain the management talent required to achieve corporate objectives and increase shareholder value.

	Base salaries of all executives except Mr. Grundhofer were determined by the Compensation Committee using senior management's recommendations. Salaries were decided based on individual performance and industry standards as determined in the Hewitt Associates Compensation Survey and information from regional bank holding companies.

	The Compensation Committee administers the Executive Bonus Plan, the purpose of which is to reward the achievement of corporate financial objectives established in advance by the Compensation Committee. The performance measures for determining plan awards include fully diluted earnings per share (EPS), return on average equity (ROE), return on average assets (ROA), credit quality, and individual performance against established objectives. The plan provides awards, however, only if the Corporation's EPS and ROE reach specified thresholds established by the Compensation Committee and approved by the Board of Directors at the beginning of each plan year. The opportunity for a bonus award for the Named Executives in 1997 ranged from 20% to 125% of base salary depending on the individual's position, and the amount by which actual EPS and ROE exceeded the thresholds set. The initial threshold for a bonus award was $1.92 EPS and 15.5% ROE, which would have resulted in record net income for the Corporation. Reported EPS was $2.19 and reported ROE was 22.6%. Bonuses were paid 75% in cash and 25% in the Corporation's common stock.

	The Compensation Committee also administers the Corporation's Stock Incentive Plan, the purpose of which is to encourage long-term growth in the Corporation's shareholder value. Stock options and restricted stock are granted pursuant to the plan, using guidelines which include corporate performance, individual responsibilities and performance, and competitive indices including the Hewitt Associates Compensation Survey and information from regional bank holding companies. 1997 options are subject to a vesting schedule with full vesting four years from the date of grant.

	Mr. Grundhofer's compensation was determined by the Compensation Committee and approved by the Board. His year-end 1997 base salary of $750,000 was established under the terms of his employment agreement with the Corporation, and is consistent with industry standards as determined from the Hewitt Associates Compensation Survey. His bonus was based on the same criteria as that described previously for the other Executive Officers. He was granted options for 180,000 shares on December 9, 1997 exercisable pursuant to a 4-year vesting schedule at a grant price of $56.75.

Compensation Committee of
Star Banc Corporation Board of Directors

Laurance L. Browning, Jr.      Roger L. Howe    Charles S. Mechem, Jr.
Daniel J. Meyer               David B. O'Maley         Thomas E. Petry


The following tables list information on compensation received for services by the Chief Executive Officer and the next four highest compensated executive officers of the Corporation in all capacities to the Corporation and its subsidiaries during the year ended December 31, 1997.

                                               SUMMARY COMPENSATION TABLE

                                         Annual Compensation     Long Term Compensation    All Other
Name and                                Salary   Bonus   Other    Options     Stock      Compensation
Principal Position             Year     ($)(1)   ($)(2)   ($)       (#)      Award($)         ($)

Jerry A. Grundhofer            1997    750,000  937,500      --   180,000          --      12,262(4)
Chairman, President, Chief     1996    700,000  875,000      --   180,000          --      12,130
Executive Officer and          1995    625,000  781,250  86,354   180,000   1,826,250(3)   11,423
Director

Richard K. Davis               1997    300,000  306,000      --    75,000          --      10,085(5)
Executive Vice President       1996    275,000  280,500      --    75,000          --       9,285
                               1995    250,000  255,000      --    60,000          --       8,373

David M. Moffett               1997    300,000  306,000      --    75,000          --      10,087(6)
Executive Vice President and   1996    300,000  280,500      --    75,000          --       9,286
Chief Financial Officer        1995    250,000  255,000      --    60,000          --       8,393

Joseph A. Campanella           1997    225,000  220,320      --    20,000          --       7,713(7)
Executive Vice President       1996    225,000  229,500      --    22,500          --       7,667
                               1995    220,000  224,400      --    22,500          --       7,473

Jerome C. Kohlhepp             1997    196,000  184,240      --    30,000          --       5,880(8)
Executive Vice President       1996    190,000  178,600      --    30,000          --       5,700
                               1995(9)      --       --      --        --          --          --


(1)	Includes amounts deferred at the direction of the executive
officer pursuant to the Star Banc Corporation Thrift Savings
401(k) Plan and the Star Banc Corporation Deferred Compensation
Plan, as amended and restated through January 1, 1997.

(2)	Reflects bonus earned during the fiscal year.  In some
instances all or a portion of the bonus was paid during the next year.

(3)	Shares will be issued on the fifth anniversary of the award
date of 12/12/95.  Dividend equivalents are paid to the grantee.
As of December 31, 1997 a total of 90,000 shares of stock were reserved for Mr. Grundhofer, and the value of said shares (based upon the closing market value of $57.375 per share on said date)
was $5,163,750.

(4)	Includes $9,500 Corporate contribution to the Star Banc
Corporation Thrift Savings 401(k) Plan and $2,762 split dollar life insurance premium.  Split dollar insurance premiums are based on the cost of equivalent group term insurance.

(5)	Includes $9,000 Corporate contribution to the Star Banc
Corporation Thrift Savings 401(k) Plan and $1,085 split dollar life insurance premium.  Split dollar insurance premiums are based on the cost of equivalent group term insurance.

(6)	Includes $9,000 Corporate contribution to the Star Banc
Corporation Thrift Savings 401(k) Plan and $1,087 split dollar life insurance premium.  Split dollar insurance premiums are based on the cost of equivalent group term insurance.

(7)	Includes $6,750 Corporate contribution to the Star Banc
Corporation Thrift Savings 401(k) Plan and $963 split dollar life insurance premium.  Split dollar insurance premiums are based on the cost of equivalent group term insurance.

(8)	Includes $5,880 Corporate contribution to the Star Banc
Corporation Thrift Savings 401(k) Plan.

(9)	Mr. Kohlhepp was not listed in the Summary Compensation
Table in 1995.


                              OPTION GRANTS IN LAST FISCAL YEAR

       (a)                (b)              (c)               (d)            (e)           (f)(1)
                                    % of Total Options
Individual Grants       Options    Granted to Employees   Exercise or    Expiration     Grant date
Name                  Granted (#)     in Fiscal Year     base price ($)     Date     present value ($)

Jerry A. Grundhofer     180,000            15.9             56.75         12/09/07      $2,762,460
Richard K. Davis         75,000             6.6             56.75         12/09/07       1,151,025
David M. Moffett         75,000             6.6             56.75         12/09/07       1,151,025
Joseph A. Campanella     20,000             1.8             56.75         12/09/07         306,940
Jerome C. Kohlhepp       30,000             2.6             56.75         12/09/07         460,410

(1)	Grant date option values calculated through use of the
"Black Scholes" option pricing model.  Values are calculated assuming a risk free rate of return of 5.88%, dividend growth rate of 10.52% annually, volatility rate of 22.20%, quarterly reinvestment of dividends, and an average term of five years.
No adjustments have been made for nontransferability or risk of forfeiture.


                      AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                                 AND YEAR END OPTION VALUE

       (a)              (b)              (c)                 (d)                       (e)
                                                          Number of            Value of unexercised
                                                         unexercised           in the money options
                   Shares acquired Value realized    options 12/31/97(#)            12/31/97($)
Name               on exercise (#)       ($)      Exercisable/Unexercisable Exercisable/Unexercisable

Jerry A. Grundhofer    86,783         2,861,601        918,216/495,001        38,930,144/11,186,820
Richard K. Davis           --                --        243,750/176,250        10,586,719/3,371,981
David M. Moffett       69,184         2,106,681        174,566/176,250         7,398,120/3,371,981
Joseph A. Campanella    1,700            58,702        225,982/55,625         10,430,194/1,231,728
Jerome C. Kohlhepp    124,377         4,492,913            0/75,000                0/1,529,175


	Stock Performance Chart. The following chart compares the yearly percentage change in the cumulative total shareholder return on the Corporation's common stock during the five years ended December 31, 1997 with the cumulative total return on the Keefe, Bruyette & Woods, Inc. 50 Bank Stock Index and the
Standard & Poor's 500 Stock Index. The comparison assumes $100 was invested on January 1, 1993 in the Corporation's Common
Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                   1992     1993     1994     1995     1996     1997
Star Banc Corp.  $100.00  $100.35  $108.21  $182.87  $289.46  $551.65
KBW 50 Index     $100.00   105.54   100.16   160.41   226.91   331.73
S&P 500          $100.00   110.13   111.56   153.53   188.47   251.35


	Defined Benefit Pension Plan. Compensation in the form of payments from the Corporation's non-contributory, defined benefit pension plan is not included in the previous compensation tables. Substantially all employees are eligible to receive benefits from this pension plan, which are based upon average base salary during the five consecutive calendar years in which compensation was the highest and upon the employee's years of service, with a normal retirement age of 65 and five years of plan participation. The 1998 total of annual payments as a life annuity with 120 guaranteed payments (exclusive of Social Security) from the pension plan may be individually estimated using the following information.


                                   YEARS OF SERVICE

Current
Annual
Earnings        10          15          20          25          30          35

  125,000     15,547      23,321      31,095      38,868      46,642      54,416
  150,000     18,957      28,435      37,913      47,392      56,870      66,348
  175,000     22,366*     33,549*     44,732*     55,916*     67,099*     78,282*
  200,000     25,776*     38,664*     51,551*     64,439*     77,327*     90,215*
  225,000     29,185*     43,778*     58,370*     72,963*     87,556*    102,148*
  250,000     32,595*     48,892*     65,189*     81,486*     97,784*    114,081*
  300,000     39,414*     59,120*     78,827*     98,534*    118,241*    137,947*
  400,000     53,051*     79,577*    106,103*    132,628*    159,154*    185,679*
  500,000     66,689*    100,034*    133,378*    166,723*    200,067*    233,412*
  600,000     80,327*    120,491*    160,654*    200,818*    240,981*    281,145*
  700,000     93,965*    140,947*    187,930*    234,912*    281,895*    328,877*
  800,000    107,603*    161,404*    215,206*    269,007*    322,808*    376,610*
  900,000    121,241*    181,861*    242,481*    303,102*    363,722*    424,342*
1,000,000    134,879*    202,318*    269,757*    337,196*    404,636*    472,075*
1,100,000    148,516*    222,775*    297,033*    371,291*    445,549*    519,807*
1,200,000    162,154*    243,231*    324,308*    405,386*    486,463*    567,540*
1,300,000    175,792*    263,688*    351,584*    439,480*    527,376*    615,272*
1,400,000    189,430*    284,145*    378,860*    473,575*    568,290*    663,005*
1,500,000    203,068*    304,602*    406,136*    507,669*    609,203*    710,737*

	*These benefits (The benefits in the shaded area) do not reflect the $160,000 compensation limit or the $120,454 annual benefit limit which apply under Federal law. The actual benefits payable from the qualified pension plan will take into account these limits, and will be adjusted accordingly as the limits are adjusted each year. Also, these benefits were estimated using a five year average of compensation determined from the "Current Annual
Earnings" shown above.


	For purposes of computing benefits under this Plan, on December 31, 1997, Mr. Grundhofer had 5 years of credited service; Mr.
Campanella, 10; Mr. Davis, 4;  Mr. Kohlhepp, 11;  and Mr.
Moffett, 4.


	Non-Qualified Retirement Plan. Compensation in the form of payments from the Corporation's non-contributory, non-qualified retirement plan to the extent that it replaces income lost due to legislated limits on benefits and compensation is included in the above table. The plan provides vested supplemental retirements to certain officers of the Corporation so that participants receive a combined pension benefit under the qualified and non-qualified plans at one of two levels. Participants approved for the first level receive benefits equal to those which would have been payable in the absence of legislated limits on compensation and benefits, and include Mr. Kohlhepp. Participants eligible for the second level of augmented combined benefits under the qualified, non-qualified and certain other prior employer plans as a percentage of final average compensation (base plus bonus) include Messrs.
Grundhofer, Campanella, Davis, Moffett and certain other executive officers. Eligibility for such augmented benefits is determined by the Compensation Committee of the Board of Directors based on individual performances and level of responsibility. The 1998 total of annual payments as a life annuity with 120 guaranteed payments at the augmented level
(less benefits replaced due to the application of legislated limits) may be individually estimated using the following table.

                                    YEARS OF SERVICE

CURRENT
ANNUAL
EARNINGS        10         15         20         25         30         35

  125,000     52,642     44,868     37,094     29,321     21,547     13,773
  150,000     62,870     53,392     43,914     34,435     24,957     15,479
  175,000     73,099     61,916     50,733     39,549     28,366     17,183
  200,000     83,327     70,439     57,552     44,664     31,776     18,888
  225,000     93,556     78,963     64,371     49,778     35,185     20,593
  250,000    103,783     87,486     71,189     54,892     38,594     22,297
  300,000    124,240    104,534     84,827     65,120     45,413     25,707
  400,000    165,154    138,628    112,102     85,577     59,051     32,526
  500,000    206,067    172,722    139,378    106,033     72,689     39,344
  600,000    246,981    206,817    166,654    126,490     86,327     46,163
  700,000    287,895    240,913    193,930    146,948     99,965     52,983
  800,000    328,808    275,007    221,205    167,404    113,603     59,801
  900,000    369,722    309,102    248,482    187,861    127,241     66,621
1,000,000    410,635    343,196    275,757    208,318    140,878     73,439
1,100,000    451,549    377,290    303,032    228,774    154,516     80,258
1,200,000    492,463    411,386    330,309    249,231    168,154     87,077
1,300,000    533,376    445,480    357,584    269,688    181,792     93,896
1,400,000    574,290    479,575    384,860    290,145    195,430    100,715
1,500,000    615,203    513,669    412,135    310,602    209,068    107,534


	Employment Agreements. The Corporation has entered into employment agreements with severance benefits with Messrs.
Grundhofer, Davis, Moffett, Campanella and Kohlhepp.   The
agreements are designed to enhance the Corporation's ability to attract and retain high caliber senior management at a time when mergers and acquisitions are common in the financial services industry. In general, the agreements provide for the payment of a lump sum benefit to the officer, including a gross-up for federal excise tax purposes if necessary pursuant to Section 280G of the Internal Revenue Code, plus the continuation of certain medical and insurance benefits, in the event that the officer's employment is terminated involuntarily by the Corporation, or voluntarily by the officer for good reason, following a Change in Control of the Corporation during the officer's protected period. Change in Control is defined in the document and includes certain mergers, sales of assets or tender offers.

	Among other things, Mr. Grundhofer's agreement provides for severance benefits of three times salary and bonus in the event of a qualified termination during his Employment Period (either before or following a Change in Control). In addition, Mr. Grundhofer's agreement provides for the granting of past employer service credit for vesting purposes under the Non-Qualified Retirement Plan upon three years of service. Mr. Grundhofer's rights in the Non-Qualified Retirement Plan are fully vested. Messrs. Davis, Moffett and Campanella have agreements which provide for lump sum benefits of three times salary and bonus in the event of a qualified termination following a Change in Control during the officer's protected period. Mr. Kohlhepp has a similar agreement providing for lump sum benefits of two times salary and bonus.

	Retention Agreements. The Corporation has entered into retention agreements with Messrs. Davis, Moffett, Campanella, and Kohlhepp. The agreements are designed to allow the Corporation to maintain, reward and encourage continuity and excellence in senior management. The agreements provide for a lump sum payment in the event that the executive remains in good standing in his position with the Corporation for a specified period of time. The agreements provide, respectively, for payments of $350,000 to Mr. Davis, $350,000 to Mr. Moffett, $250,000 to Mr. Kohlhepp, and $200,000 to Mr. Campanella if each executive is actively employed with the Corporation on January 1, 2000.


COMPENSATION OF DIRECTORS

	In 1997 each Director of the Corporation other than Mr. Grundhofer received an annual retainer fee of $15,000 plus a fee of $1,500 for each Board meeting attended and a fee of $850 for each Committee meeting attended. In addition, the Audit, Community Outreach and Fair Lending, Compensation and Governance Committee Chairpersons receive an annual retainer fee of $2,500.
 Each director of the Corporation also received an option to purchase 6,000 shares of Star Banc Corporation stock, subject to a four-year vesting schedule.


CORPORATE GOVERNANCE INFORMATION

	The Board of Directors held eight meetings in 1997.

	The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, a Community Outreach and
Fair Lending Committee and a Governance Committee.

	The Executive Committee held eleven meetings in 1997. The Committee has the authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings. The current members of the Executive Committee are Messrs.
Bridgeland, Cassidy, Grundhofer, Hayden, Howe, Petry and Waddell.

	The Audit Committee held two meetings in 1997 and reviewed the work of Arthur Andersen LLP, the Corporation's outside independent auditor for 1997. The Committee reviews recommendations on various matters made by Arthur Andersen LLP and action taken by management and the Corporation's internal auditor to implement these recommendations. The Committee also considers the proposals of Arthur Andersen LLP for the scope of the audit to be performed for the Corporation and its subsidiaries and their proposed fees for this work. The
Committee recommends action to the Board of Directors of the Corporation in connection with all the above matters. The current members of the Audit Committee are Ms. Buyniski and Messrs. Coombe, Hayden, Howe, Klinedinst and Petry.

	The Compensation Committee sets policy for compensation, reviews the recommendations of the Chief Executive Officer as for compensation of officers, establishes the compensation of the Chief Executive Officer and approves eligibility for benefits under the Corporation's non-qualified retirement plan. It also administers the Corporation's Stock Incentive Plans.
The Compensation Committee held four meetings in 1997. The current members of the Compensation Committee are Messrs. Browning, Howe, Mechem, Meyer, O'Maley and Petry.

	The Community Outreach and Fair Lending Committee held four meetings in 1997. The Committee is responsible for reviewing the Corporation's activities with respect to community development and compliance with the Community Reinvestment Act and fair lending regulations. The current members of the Community Outreach and Fair Lending Committee are Ms. Buyniski and Messrs. Dannemiller, Klinedinst and Dr. Owens.

	The Governance Committee held two meetings in 1997. The Committee administers the affairs of the Board of Directors, evaluates current directors, and nominates new directors. The current members of the Governance Committee are Messrs. Bridgeland, Browning, Dannemiller and Hayden. Shareholders who wish to suggest director nominees should contact the Committee by mail at the Corporate Headquarters.

	All Directors except Mr. Coombe attended at least 75% of the aggregate of the number of regular and special meetings of the Board of Directors held during 1997 and all committees of the Board on which the director served during the 1997 calendar year.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

	Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and named executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of common stock of the Corporation. Officers and directors are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

	Based solely on review of the copies of such reports furnished to the Corporation or written representations that no other reports were required, the Corporation believes that, during the 1997 year, all filing requirements applicable to its officers and directors were complied with except that one report, covering one transaction, was filed late by Andrew Randall, Executive Vice President and Regional Chairman, Northeast Ohio.


DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

	Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, any shareholder who wishes to include a proposal for shareholder action in next year's Proxy Statement must submit such proposal to the Corporation (along with other information called for in Rule 14a-8) no later than October 31, 1998. The Corporation will determine whether or not the proposal is proper for inclusion in the Proxy Statement at the time of any such submission.


INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

	Several of the Directors of the Corporation and the entities with which they are associated were customers of and had various transactions with the Corporation's subsidiary bank in the ordinary course of business during 1997. All loans, loan commitments and sales of notes included in these transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

	Mr. Bridgeland, a Director of the Corporation, is a partner in the law firm of Taft, Stettinius & Hollister, which provides legal counsel to the Corporation.

	Ms. Buyniski, a Director of the Corporation, is President and Chief Executive Officer of United Medical Resources, Inc., which acts as third party administrator for some of the medical plans offered by the Corporation and its subsidiaries.

	Mr. Hayden, a Director of the Corporation, is Chairman of the Board, Chief Executive Officer, and a Director of the Midland
Company, a subsidiary of which provides insurance to a subsidiary of the Corporation.

	Mr. Klinedinst, a Director of the Corporation, is Chairman and Chief Executive Officer of Thomas E. Wood, Inc., which provides insurance brokerage services to the Corporation.

	Mr. O'Maley, a Director of the Corporation, is Chairman,
President and Chief Executive Officer of Ohio National Life
Insurance Company, which provides life insurance for the Corporation's employees.


INDEPENDENT AUDITORS

	The Board of Directors appointed Arthur Andersen LLP as independent auditors of the Corporation and its subsidiaries for the year 1997. The Corporation anticipates that Arthur Andersen LLP will be appointed independent auditors for 1998 at the regular meeting of the Board of Directors to be held in April.

	Representatives of Arthur Andersen LLP will be present at the Annual Meeting serving as inspectors of election. They will have the opportunity to make statements if they wish to do so, and they will also be available to respond to questions raised at the meeting.


OTHER BUSINESS

	The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matters arise before the meeting, the Board of Directors intends for the holders of the proxies to vote in accordance with the recommendations of Management.



                                         By order of the Board of Directors,



                                                   Jennie P. Carlson
                                                 Senior Vice President,
                                              General Counsel and Secretary

Cincinnati, Ohio
March 3, 1998


YOU MAY REQUEST A COPY OF THE FORM lO-K ANNUAL REPORT FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION (LESS EXHIBITS)  BY
CALLING (513) 632-4008 OR WRITING TO DAVID M. MOFFETT, EXECUTIVE
VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, STAR BANC
CORPORATION, 425 WALNUT STREET, CINCINNATI, OHIO 45201.